Exhibit 10.4

Description of 2011 Chaucer Annual Bonus Scheme

The 2011 Chaucer Annual Bonus Scheme (the “Program”) was established for Robert Stuchbery, Chaucer’s Chief Executive Officer, and certain other key officers and employees of Chaucer. The Program provides for target awards to individual participants ranging from 25% to 50% of base salary. The actual amount of the award, however, may range from zero to a maximum of 200% of target, based on Chaucer achieving certain levels of post-tax return on equity for the Chaucer segment during the period from July 1, 2011 through December 31, 2011. Awards, if any, will be paid in cash, 50% in March 2012 and the remaining 50% in January 2013. All payments are subject to the participant being employed by Chaucer on the payment date.